UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2009

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 W. Main St.

Urbana, Illinois  61801

(Address of principal executive offices) (Zip code)

(217) 365-4516

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On June 29, 2009, the Company and JPMorgan Chase Bank, N.A. (“JPMorgan”) amended and restated that certain Amended and Restated Credit Agreement, dated January 16, 2006 (the “Original Credit Agreement”).  Pursuant to the Amended and Restated Credit Agreement, dated as of May 31, 2009 (the “New Credit Agreement”), the Company and JPMorgan, among other things, renewed, modified and extended the Company’s line of credit and decreased the maximum principal amount available thereunder from $35 million to $20 million.  The interest rate on the line of credit was increased from LIBOR plus 150 basis points to LIBOR plus 250 basis points.  The line of credit has a maturity date of May 31, 2010.

The New Credit Agreement also includes a term note in the principal amount of $26 million, which replaced the $30 million term note under the Original Credit Agreement.  The interest rate on the new term note is LIBOR plus 275 basis points, as compared to LIBOR plus 175 basis points under the old term note.  The new term note has a maturity date of June 1, 2011, which is unchanged from the old term note.

The New Credit Agreement also made certain changes to the financial covenants contained in the Original Credit Agreement.

A copy of the New Credit Agreement is attached as Exhibit 99.1 to this report.  Copies of the new line of credit note and term note are attached as Exhibits 99.2 and 99.3, respectively, to this report.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

99.1        Amended and Restated Credit Agreement, dated May 31, 2009, between JPMorgan Chase Bank, N.A. and First Busey Corporation

99.2        Line of Credit Note, dated May 31, 2009, in the principal amount of $20,000,000 made by First Busey Corporation in favor of JPMorgan Chase Bank, N.A.

99.3        Term Note, dated May 31, 2009, in the principal amount of $26,000,000 made by First Busey Corporation in favor of JPMorgan Chase Bank, N.A.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2009	FIRST BUSEY CORPORATION

	By:	/s/ Barbara J. Harrington
	Name:	Barbara J. Harrington
	Title:	Chief Financial Officer